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                                                                      EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


         Gilmer County Bank, a Georgia banking corporation, is 100% owned by the Company.

         First National Bank of Union County, a national bank, is 100% owned by the Company.